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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                SIX MONTHS       SIX MONTHS
                                                                  ENDED            ENDED
                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              --------------   --------------
Earnings:
  Net loss..................................................    $(171,118)        $(19,295)
     Add:
       Equity in net loss applicable to ordinary partnership
          interests of Globalstar, L.P. ....................      186,398(1)        31,475
     Interest expense.......................................                         2,510
                                                                ---------         --------
Earnings available to cover fixed charges(2)................    $  15,280         $ 14,690
                                                                =========         ========
Fixed charges(3)............................................    $  15,280         $ 14,690
                                                                =========         ========
Ratio of earnings to fixed charges and preferred stock
  dividends.................................................           1x               1x
                                                                =========         ========

---------------
(1) Includes $20,385 of amortization expense relating to the excess carrying value in Globalstar, L.P.
(2) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

(3) Fixed charges include interest expense and preferred dividends and related increase to redemption value of such preferred stock.

                                GLOBALSTAR, L.P.

                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
        AND DISTRIBUTIONS ON REDEEMABLE PREFERRED PARTNERSHIP INTERESTS

                                                               SIX MONTHS      SIX MONTHS
                                                                  ENDED           ENDED
                                                              JUNE 30, 2000   JUNE 30, 1999
                                                              -------------   -------------
Net loss....................................................    $(417,574)      $ (75,771)
Dividends on redeemable preferred partnership interests.....      (15,280)        (14,690)
Capitalized interest........................................       (3,381)        (95,268)
                                                                ---------       ---------
Deficiency of earnings to cover fixed charges and
  distributions on redeemable preferred partnership
  interests.................................................    $(436,235)      $(185,729)
                                                                =========       =========